UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2026

ADITXT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-39336	82-3204328
(Commission File Number)	(I.R.S. Employer Identification No.)

2569 Wyandotte Street, Suite 101

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 870-1200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ADTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 27, 2026, Aditxt, Inc. (the “Company”) received a letter (the “Letter”) from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, based on the stockholders’ equity of $(35,174,386) reported in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2026 (the “Form 10-Q”), the Company no longer satisfies the minimum stockholders’ equity requirement of $2,500,000 for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Requirement”). The Letter further notes that the Company does not presently satisfy either of the alternative continued listing standards under Nasdaq Listing Rule 5550(b) — a market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years (such non-compliance, the “Stockholders’ Equity Deficiency”).

As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2026, on May 6, 2026 the Company received a delisting determination from the Staff based on the Company’s failure to comply with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) and the Company’s ineligibility for any compliance period under Nasdaq Listing Rule 5810(c)(3)(A)(iv) as a result of the Company’s reverse stock split history (the “Prior Determination”). The Company timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”) to appeal the Prior Determination, which hearing is currently scheduled for June 11, 2026 (the “Hearing”).

The Letter states that the Stockholders’ Equity Deficiency serves as an additional basis for delisting the Company’s securities from Nasdaq, and that the Panel will consider the Stockholders’ Equity Deficiency, together with the matters that were the subject of the Prior Determination, in rendering its determination regarding the Company’s continued listing on The Nasdaq Capital Market. The Company intends to present its views with respect to the Stockholders’ Equity Deficiency at the Hearing, together with its plan to evidence compliance with the minimum bid price requirement and the Stockholders’ Equity Requirement. In addition, the Company has determined that it is currently not in compliance with the requirement to maintain a minimum Market Value of Publicly Held Shares of $1,000,000 for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(5) (such non-compliance, the “MVPHS Deficiency”). As of the date of this Current Report on Form 8-K, the Company has not received notification from the Staff with respect to the MVPHS Deficiency. If the Staff issues a separate deficiency determination relating to the MVPHS Deficiency, that matter may be considered by the Panel at or in connection with the Hearing in addition to the matters that were the subject of the Prior Determination and the Stockholders’ Equity Deficiency.

There can be no assurance that the Company will be successful in its appeal before the Panel, that the Panel will grant the Company any additional period within which to regain compliance with the Stockholders’ Equity Requirement, the minimum bid price requirement, or any other applicable Nasdaq continued listing standard, or that, if any such period is granted, the Company will be able to evidence compliance with all applicable Nasdaq continued listing requirements within that period. The Panel has broad discretionary authority under the Nasdaq Listing Rules, including under Nasdaq Listing Rules 5101 and 5810(c)(1), to delist the Company’s securities notwithstanding the Company’s compliance efforts, including based on concerns regarding the Company’s prior reverse stock split history, financial condition, going concern, capital structure, capital-raising activities, or any other factor the Panel deems appropriate. If the Panel determines to delist the Company’s securities, or if the Company is otherwise unable to regain and maintain compliance with the applicable Nasdaq continued listing requirements, the Company’s common stock would be subject to delisting from The Nasdaq Capital Market, which would have a material adverse effect on the liquidity and market price of the Company’s common stock and on the Company’s ability to raise capital, which conditions would raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADITXT, INC.

Date: May 29, 2026

By:	/s/ Amro Albanna
Name:	Amro Albanna
Title:	Chief Executive Officer

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